SPECIAL PURCHASE WARRANT CERTIFICATE

                                   216,667 Warrants to Purchase a
                                   Corresponding Number of Preferred B
                                   Shares ("Preferred B Shares" or
                                   "Shares")

            SHEFFIELD EXPLORATION COMPANY, INC. ("Company")
         Incorporated Under the Laws of the State of Delaware

            Void After 5:00 P.M. Mountain Standard Time On
                          September 14, 1995.

     THIS CERTIFIES that for value received, J. Samuel Butler ("Holder") is entitled to purchase 216,667 Preferred B Shares of the Company on or before September 15, 1995 upon presentation of this Warrant and payment of the full purchase price of the Shares so subscribed for at the rate of $0.30 per share at the office of the Company in Denver, Colorado.

     In the event that the number of Warrants so exercised is less than the total number of Warrants represented hereby, there will be issued to the person so exercising the Warrants a new Warrant Certificate representing the number of Warrants not exercised, which Warrants will be exercisable during the period described above.

     On the reverse side of this Warrant Certificate there are set forth additional terms, conditions, rights, limitations and other provisions stated therein which constitute a part of this Warrant Certificate and are hereby incorporated by reference and made a part hereof as fully as if set forth at length herein, and this Warrant Certificate, the Warrants represented hereby and all of the rights of the Holder hereof with respect thereto are subject to all of such terms, conditions, rights, limitations and other provisions. The Holder and each successive Holder of this Warrant Certificate, by the acceptance of the same, consents to and agrees to be bound by all of said, terms, conditions, rights, limitations and other provisions.

     The number of Shares issuable upon exercise of the Warrants represented by this Warrant Certificate is subject to adjustment as provided on the reverse side hereof. In the event of any such adjustment, no fractional Shares will be issued upon exercise of Warrants, but in lieu thereof, the Company shall pay cash as set forth on the reverse side hereof.

     The Holder of this Warrant Certificate, as such, has no rights as a Shareholder of the Company.

ATTEST:                       SHEFFIELD EXPLORATION COMPANY, INC.


/s/ Catherine A. Hall         By /s/ David L. Milanesi
- ----------------------------     -------------------------------------
Secretary                                               Vice President

                            (REVERSE SIDE)

          STATEMENT OF ADDITIONAL TERMS, CONDITIONS, RIGHTS,
            LIMITATIONS AND PROVISIONS WITH RESPECT TO THE
                   WARRANTS AND THE HOLDER THEREOF.

     1.   Exercise of Warrants.  The Warrants granted hereunder shall
          --------------------
be divided into three equal parts, as follows: (i) 72,223 Shares may be purchased on or after September 13, 1991; (ii) 72,222 Shares may be purchased on or after September 13, 1992; and (iii) 72,222 Shares may be purchased on or after September 13, 1993. Each Warrant may be exercised from time to time as to any part of or all of the Stock to which the Holder is entitled beginning on the date of this Warrant Certificate and ending on the close of business on September 14, 1995; provided, however, that each Warrant shall not be exercised (a) as to less than 100 Shares at any one time (or for less than the number of remaining Shares then purchasable under this Warrant Certificate, if less than 100 Shares), and (b) unless the Holder shall have been in the continuous employ of the Company or its subsidiaries from the date of this Warrant Certificate to the date of the exercise. Notwithstanding the foregoing, no Shares shall be purchasable under this Warrant unless the Shares have been registered or qualified or are exempt from registration or qualification under applicable Federal and state securities laws, as determined by the Company's counsel. Warrants not exercised on or before the date of expiration (the "Expiration Date") shall cease to be exercisable.

          Subject to the provisions of this Warrant Certificate the Holder of each Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such Holder of a Warrant) one fully paid and nonassessable Share at a price of $0.30 per Share (the "Exercise Price") upon delivery to the Company, at its office, a written Notice of exercise, and upon payment of the Exercise Price. Payment of the Exercise Price shall be (i) in cash, by certified or cashier's bank check payable to the order of the Company, or (ii) by delivering to the Corporation of shares of its Common Stock with a fair market value (as determined by the Board) equal to the purchase price of Stock issuable upon exercise of such Warrant, or
(iii) a combination of Common stock and cash, or (iv) such other lawful consideration as may be accepted by the Corporation.

          Subject to Paragraph 5, upon such notice and payment of the Exercise Price, the Company shall cause to be issued and delivered to or upon the written order of the Holder and in such name or names as such Holder may designate a certificate for the Share or Shares issuable upon the exercise of the number of Warrants exercised. Such Certificate shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the Holder of record of such Share or Shares as of the date such notice has been delivered and the Exercise Price has been paid.

     2.   Termination of Employment.  In the event that the employment
          -------------------------
of Holder shall be terminated (otherwise than by reason of death), the Warrant shall be exercisable (to the extent that Holder shall have been entitled to do so at the termination of his employment) at any time prior to the expiration of the period of three months after such termination, but not more than five years after the date of which the Warrant shall have been granted. Nothing in this Special Purchase Warrant Certificate shall confer upon Holder any right to be continued in the employ of the Corporation or its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate or otherwise modify the terms of Holder's employment; provided, however, that a change in Holder's duties or position shall not affect Holder's Warrant so long as Holder is still an employee of the Corporation or subsidiaries.

     3.   Death of Holder.  In the event of the death of Holder, any
          ---------------
unexercised portion of the Warrant shall be exercisable (to the extent that Holder shall have been entitled to do so at the time of his death) at any time prior to the expiration of the period of three months after his death but not more than five years after the date on which the Warrant shall have been granted and only by such person or persons to whom Holder's rights shall pass under Holder's will or by the law of descent and distribution.

     4.   Payment of Taxes.  The Company will pay all documentary
          ----------------
stamp taxes attributable to the initial issuance of Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrants or any certificate for Shares in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     5.   Reservation of Shares.  The Company will at all times
          ---------------------
reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Preferred B Shares or its authorized and issued Preferred B Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of Warrants, the full number of Shares deliverable upon the exercise of all outstanding Warrants.


          Before taking any action which would cause an adjustment pursuant to Paragraph 5 reducing the Exercise Price below the then par value (if any) of the Shares of Preferred B Shares issuable upon exercise of the Warrants, the Company will take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Shares at the Exercise Price as so adjusted.

          The Company covenants that all Shares will upon issue be fully paid and nonassessable and free from all taxes, liens, charges and security interests with respect to the issue thereof.

     6.   Obtaining of Governmental Approvals.  The Company will use
          -----------------------------------
its best efforts to take from time to time all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under Federal and state laws, which may be or become requisite in connection with the issuance, sale, transfer and delivery of the Warrants, the exercise of the Warrants and the issuance, sale, transfer and delivery of the Shares; provided, however, that the Company has no obligation to register the Warrants or the Shares received upon exercise thereof under applicable Federal and state securities laws.

     7.   Adjustments Upon Changes in Capitalization.  In the event of
          ------------------------------------------
changes in the outstanding Stock of the Corporation by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares available under the Plan and the maximum number of shares as to which Warrants may be granted to a Participant shall be correspondingly adjusted.

     8.   Termination Transactions.  The Warrant shall terminate upon
          ------------------------
dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more companies where the Company is not the surviving corporation, or upon a sale of substantially all the property or more than 80% of the then outstanding stock of the company to another corporation where there has been no provision made in writing in connection with such transaction for the assumption of this Warrant or the substitution for such Warrant or a new Warrant covering the stock of the successor corporation.

     In the event of an assumption agreement, this Warrant shall continue with appropriate adjustments as to the number and kind of shares and prices. If, however, this Warrant terminates as a result of such events, Holder shall have the right to exercise this Warrant to the full extent not theretofore exercised, including any portions of this

Warrant which would not otherwise have become exercisable at the day immediately prior to the consummation of the terminating transaction.

     9.   Expiration of Warrants at Expiration Date.  On the
          -----------------------------------------
Expiration Date, unexercised Warrants shall expire and thereafter all rights of the Holder thereof under this Warrant Certificate shall cease.

     10.  Notices to Company.  Any notice or demand authorized by this
          ------------------
Warrant Certificate to be given or made by the registered Holder of this Warrant to or on the Company shall be sufficiently given or made if sent by mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with such registered Holder) to the Company as follows:


                  Sheffield Exploration Company, Inc.
                       1801 Broadway, Suite 600
                        Denver, Colorado 80202
                     Attention: David L. Milanesi


          Any notice pursuant to this Warrant Certificate to be given by the Company to the registered Holder of this Warrant shall be in writing and shall be sufficiently given if sent by first-class mail, postage prepaid, or delivered to such Holder at his address on the books of the Company.

     11.  Supplements and Amendments.  The Company may from time to
          --------------------------
time supplement or amend this Warrant Certificate without the approval of the Holder of the Warrant in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interest of the Holder of the Warrant.

     12.  Successors.  All the covenants and provisions of this
          ----------
Warrant Certificate by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns. hereunder.

     13.  Termination.  This Warrant Certificate shall terminate at
          -----------
the close of business on the Expiration Date. Notwithstanding the foregoing, this Warrant Certificate will terminate on any earlier date when the Warrant has been exercised.


     14.  Governing Law.  This Warrant Certificate shall be deemed to
          -------------
be a contract made under the laws of the State of Colorado and for all purposes shall be construed in accordance with the laws of said State.

     15.  Benefits of this Warrant Certificate.  Nothing in this
          ------------------------------------
Warrant Certificate shall be construed to give to any person or corporation other than the Company and the Holder of the Warrant any legal or equitable right, remedy or claim under this Warrant Certificate; but this Warrant Certificate shall be for the sole and exclusive benefit of the Company and the Holder of the Warrant.

     THE COMPANY AND THE HOLDER have caused this Warrant Certificate to be duly executed, as of the day and year first above written.


                              SHEFFIELD EXPLORATION COMPANY, INC.


                              By: s/ David L. Milanesi
                                  ------------------------------------
                                  David L. Milanesi, Vice President


                              /s/ J. Samuel Butler
                              ----------------------------------------
                              J. Samuel Butler




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